UNITED STATES
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SCHEDULE 14A
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TICC Capital Corp.

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TICC SENDS LETTER TO STOCKHOLDERS OUTLINING BENEFITS OF BSP AGREEMENT

Highlights BSP’s Support for Conducting Tender Offer or Share Repurchase Program for TICC Shares

Urges Stockholders to Vote WHITE Proxy Card Today

GREENWICH, CT – October 8, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the “Company,” “TICC,” “we,” or “our”) today sent a letter to stockholders in connection with the Company’s Special Meeting on October 27, 2015. The letter highlights the benefits TICC stockholders will see under the agreement with Benefit Street Partners, LLC (“BSP”), including details on BSP’s support for conducting a tender offer or share repurchase program for TICC shares. The letter also clears up misconceptions about the Company’s rejection of proposals from both TPG Specialty Lending, Inc. (“TPG”) and NexPoint Advisors, L.P. (“NexPoint”), and urges stockholders to vote with the WHITE proxy card today.

The letter and additional information regarding the Special Meeting can be found at www.TICCBSPAgreement.com

The full text of the letter is as follows:

October 8, 2015

SIGN & RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

Dear Fellow TICC Capital Corp. Stockholder:

Your vote is important to protect your investment in TICC Capital Corp. and your quarterly distribution. TICC’s Special Meeting will be held on October 27th, and WE URGE YOU TO VOTE THE WHITE PROXY CARD TODAY.

THE BSP AGREEMENT IS THE BEST OUTCOME FOR TICC STOCKHOLDERS

BSP is a world class credit manager with over $10 billion in assets. BSP has achieved superior investment performance1 at their existing private debt funds while utilizing substantially less leverage than the BDC industry average.2

BSP ALSO JUST MADE THEIR AGREEMENT MORE COMPELLING!

BSP is so confident in TICC’s future prospects under BSP’s experienced management team, that on Wednesday October 7th, BSP announced that they support conducting a tender offer or share repurchase program of between $50 million and $100 million for TICC shares once an affiliate of BSP becomes the Company's new investment adviser. The tender offer would be funded by BSP. BSP believes an appropriate minimum tender offer price would be no less than the current average price to net asset value ratio for large-cap BDCs, (which is approximately 90% today).4 We have enclosed the BSP letter – we urge you to read it to learn more about BSP and their plans to support TICC shares.

The Special Committee of the TICC Board of Directors, which is comprised of three independent directors and advised by independent legal counsel at Wachtell, Lipton, Rosen & Katz and financial advisors at Morgan Stanley & Co. LLC, continues to believe the agreement with BSP is the best outcome for TICC stockholders. Importantly, the BSP agreement is the only agreement TICC stockholders can vote for on October 27th. A “no” vote for the BSP agreement will result in no changes to TICC’s current investment advisory agreement or Board of Directors.

DON'T BE MISLED BY TPG BDC'S AND NEXPOINT'S SELF-SERVING CLAIMS

The Claim	The Facts
TPG claims TICC stockholders would benefit from the TPG BDC proposal FALSE	**TPG would be the main beneficiary of the TPG BDC proposal – NOT TICC stockholders.** TPG BDC's low-ball proposal serves only to enrich its own investment advisor, adding ~$30 million[5] of additional annual revenue/ profits for TPG at your expense! The value of those fees to TPG could be ~$160 million![6] **TPG BDC is not offering to pay you even close to what your shares are worth** -- their $7.50 per share non-binding offer is a 13% discount to TICC's NAV of $8.60 per share![7] Under the TPG BDC offer, you would experience a significant decrease in per share distributions -- we expect your annual per share distribution would decrease by 42% from $1.16 to $0.67.[8]
NexPoint claims TICC stockholders would benefit from the NexPoint proposal FALSE	**NexPoint does not have the same investment expertise, track record and reputation as BSP.**
TPG claims TICC's distributions are improperly inflated FALSE	**While no one can guarantee future distributions, TICC stockholders would experience:** • **No reduction to current distributions or dilution to NAV under the BSP agreement** • **An IMMEDIATE 42% reduction in current distributions under the TPG BDC proposal** **TPG clearly is not familiar with CLO tax accounting** -- as we have discussed previously, our experience has been that cash flows have historically represented a reasonable estimate of CLO equity investment taxable earnings and are included in our measurement of "core" net investment income (which we use as a proxy for estimating our taxable income prior to finalizing our returns) – our core net investment income in the first half of 2015 has exceeded our distributions for that period.[9]
TICC didn't run a fair process FALSE	TICC formed an independent **Special Committee of the Board comprised of three independent directors with no financial interest in the advisor, TICC Management, LLC, to review the NexPoint and TPG BDC proposals.** The proposals from TPG and NexPoint were carefully reviewed by the Special Committee who is advised by Morgan Stanley.
TICC is biased and only favors BSP's agreement because it generates millions of dollars in payments to the Board FALSE	**The members of the Special Committee receive NO payments as a result of BSP's agreement to acquire a controlling stake in TICC Management.** Our independent directors have extensive experience in the industry, including service on the boards of directors of the Legg Mason funds, the boards of other public companies and leadership roles with the National Association of Corporate Directors.
TPG claims that value is being transferred from TICC to TICC Management FALSE	**TICC will NOT make any payments to TICC Management as part of the BSP transaction.** There's simply no value "leakage." Considering BSP's plans to support TICC shares, there will be **immediate value creation for TICC's stockholders.**

THROW AWAY ANY GOLD OR BLUE CARDS YOU RECEIVE FROM TPG’S BDC OR NEXPOINT

VOTE THE WHITE CARD TODAY! OR GO TO WWW.TICCBSPAGREEMENT.COM

FOR ONLINE VOTING INSTRUCTIONS

Thank you for your support.

Sincerely,

Steve Novak

Chair, Special Committee, TICC Capital Corp.

Important

Your Vote Is Important. No matter how many shares of TICC’s common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner. We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions.

If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners at:

1 Returns referenced are for BSP’s three private debt flagship funds and do not account for returns of certain clients BSP has determined are not managed in a substantially similar manner to its three private debt flagship funds; past performance is not a guarantee of future results – any investment entails a risk of loss

2 Source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 25, 2015

3 In comparison to, or as would be the case under, the TPG BDC proposal. Under the TPG BDC proposal, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis

4 Source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated October 2, 2015. BDCs invested under different economic conditions and investment restrictions than BSP’s private debt flagship funds. Past performance is not a guarantee of future results. Any investment entails a risk of loss.

5 Calculated using TPG BDC fee structure and run-rate 2Q’15 financials for both TICC and TPG BDC; fees could be higher or lower depending on actual performance

6 Represents theoretical market value of the additional annual fees / profit to TPG, assumptions include: ~$30 million annual revenue, no incremental manager costs, tax rate of 35%, and 8.6x multiple on net income

7 Represents the pro forma TPG BDC metrics using an exchange ratio of 0.43x (TPG BDC stock price close on 9/15/2015); assumes transaction expenses of 2.5% of assets; 6/30/15 TICC NAV

8 Under the TPG BDC proposal, the per share distribution would decrease by ~42% from $1.16 to $0.67 based on the exchange ratio (of 0.43x, TPG BDC stock price close on 9/15/2015) adjusted equivalent share price to TICC shareholders on a pro forma basis

9 A portion of TICC’s 2015 distributions may include a return of capital for tax purposes.  Additional information on TICC’s calculation of core net investment income and a reconciliation of core net investment income to GAAP net investment income can be found in TICC’s investor presentations for the quarters ended March 31, 2015 and June 30, 2015, which are available at www.ticcbspagreement.com

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922